Exhibit 99.1.2

CALIDI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis and other parts of this proxy statement/prospectus contain forward-looking statements based upon current beliefs that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those described in or implied by these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in the proxy statement/ prospectus. You should carefully read the “Risk Factors” section of this proxy statement/prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a clinical stage immuno-oncology company pioneering the development and commercialization of a novel stem cell-based platform for delivery of oncolytic viruses for the treatment of multiple cancer indications. We are developing a pipeline of off-the-shelf allogeneic cell product candidates that are designed to: (i) protect oncolytic viruses from quick inactivation by patient’s immune system; (ii) support efficient manufacturing of allogeneic cells loaded with oncolytic virus; and (iii) modify the tumor microenvironment to facilitate oncolysis of tumor, potentially leading to an improved cancer therapy. Our most advanced product candidates are discussed below.

CLD-101 (NeuroNova™ Platform) for Newly Diagnosed High Grade Glioma (“HGG”) (also referred to as “NNV1” as to the indication). CLD-101 is our product candidate utilizing our NeuroNova™ Platform targeting HGG. Prior to our licensing agreement with Northwestern, an open-label, investigator sponsored, Phase 1, dose- escalation clinical trial for NNV1 in patients with newly diagnosed high-grade gliomas was completed. This clinical trial demonstrated the toxicity tolerance in patients with newly diagnosed HGG where it was observed that CLD-101 was well tolerated. We plan to commence a Phase 1b/2 clinical trial for NNV1 in collaboration with Northwestern during the first half of 2024. The Phase 1b dose escalation lead in portion of this anticipated trial will explore the final dosing regimen for NNV1, including the feasibility of repeated dosing.

CLD-101 for Recurrent HGG (also referred to as “NNV2” as to the recurrent HGG indication). We are also conducting pre-clinical studies on NNV2 utilizing our NeuroNova™ Platform for the indication of recurring HGG using the same allogeneic neural stem cell bank and oncolytic adenovirus being used in our clinical trials for newly diagnosed HGG. We commenced a Phase 1 clinical trial for NNV2 in June 2023 with the first patient dosed.

CLD-201 (SuperNova™) for Advanced Solid Tumors (TNBC, Melanoma, and Head and Neck) (also referred to as “SNV1”). SNV1 is our first internally developed pre-clinical product candidate utilizing our SuperNova™ Delivery Platform targeting the indication of Advanced Solid Tumors (TNBC, Melanoma, and Head and Neck). Based on our pre-clinical studies, we believe SNV1 has therapeutic potential for the treatment of multiple solid tumors such as, head and neck cancer, triple-negative breast cancer and melanoma. We have held a pre-IND meeting with FDA to discuss the filing of our IND application for the clinical development of CLD-201. We anticipate commencing a Phase 1 clinical trial for SNV1 during the second half of 2024.

CLD-202 (SuperNova™ next generation) for Metastatic Solid Tumors. We are currently engaged in early discovery research involving our SuperNova™ Platform targeting metastatic solid tumors. Metastatic solid tumors involve cancer cells that break away from where they first formed (primary cancer) and travel through the blood or lymph system to form new tumors, known as metastatic tumors, in other parts of the body. A metastatic tumor is the same type of cancer as the primary cancer tumor. Our research is currently focused on engineered oncolytic vaccinia virus constructs, such as antibodies, checkpoint inhibitors, or other insertions, designed to increase the tumor specificity and oncolytic potency with improved systemic anti-tumor immunity.

CLD-301 (AAA) for Multiple Indications. We are also currently engaged in early discovery research involving Adult Allogeneic Adipose-derived (“AAA”) stem cells for various indications and therapies. These AAA stem cells are theoretically multipotent, differentiating along the adipocyte, chondrocyte, myocity, neuronal, and osteoblast lineages, and may have the ability to serve in other capacities, such as providing hematopoietic support and gene transfer with potential applications for repair and regeneration of acute and chronically damaged tissues. Pre-clinical studies involving toxicity and efficacy will be needed before an IND application may be filed with the FDA.

Since inception, our operations have focused on organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, establishing our intellectual property portfolio, identifying potential product candidates and undertaking preclinical studies and manufacturing. We do not have any products approved for sale and have not generated any revenue from product sales. Prior to the Closing of the FLAG Merger discussed below, we have funded our operations primarily through private sales of common stock, convertible preferred stock, contingently convertible and convertible promissory notes, term debt, lines of credit, Simple Agreements for Future Equity (“SAFE”) and various bank loans. These investments have included and have been made by various related parties, including our Chief Executive Officer and Chairman of the Board of Directors.

Since inception, we have incurred significant operating losses. Our net loss was $19.0 million for the six months ended June 30, 2023, and net losses were $25.4 million and $10.9 million for the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023, we had an accumulated deficit of $89.3 million. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, as we advance our current and future product candidates through preclinical and clinical development, manufacture drug product and drug supply, seek regulatory approval for our current and future product candidates, maintain and expand our intellectual property portfolio, hire additional research and development and business personnel and operate as a public company.

In response to the COVID-19 ongoing pandemic, a number of governmental orders and other public health guidance measures have been implemented across much of the United States and globally, clinical trial sites and third parties on whom we rely, including in Germany where we maintain another laboratory, have employees and research and development operations. The COVID-19 pandemic has had, and may continue to have, significant effects on our operations and financing activities. In response to government directives and guidelines, health care advisories and employee and other concerns, a number of our employees have had to work remotely from home and those on site have had to follow social distancing guidelines, which could impact their productivity. COVID-19 could also disrupt our operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who cannot effectively work remotely but who elect not to come to work due to the illness affecting others in our office or laboratory facilities, or due to quarantines. Because of COVID-19, travel, visits, and in-person meetings related to our business have been severely curtailed or canceled and we have instead used on-line or virtual meetings to meet with investors, suppliers, manufacturing partners and others.

COVID-19 has negatively impacted and is expected to continue to negatively impact activities in all aspects of our operations, including preclinical development, manufacturing and clinical trials, including patient recruitment and third parties with whom we may rely on to perform those activities. We anticipate that our clinical development timelines could be negatively affected by the continuing COVID-19 pandemic, which could materially and adversely affect our business, financial condition and results of operations. We have taken measures to secure our research and development project activities, while work in laboratories has been organized to reduce risk of COVID-19 transmission. Our increased reliance on personnel working from home may negatively impact productivity, or disrupt, delay or otherwise adversely impact our business. For example, with our personnel working from home, some of our research activities that require our personnel to be in our laboratories could be delayed.

It is possible that continuing impacts of COVID-19 on our operations or access to capital could prevent us from complying, or could result in a material noncompliance, with one or more obligations or covenants under material agreements to which we are a party, with the result that we would be in material breach of the applicable obligation, covenant, or agreement. Any such material breach could cause us to incur material financial liabilities or an acceleration of the date for paying a financial obligation to the other party to the applicable agreement, or could cause us to lose material contractual rights, such as rights to use leased equipment or laboratory or office space, or rights to use licensed patents or other intellectual property the use of which is material to our business. Similarly, it is possible that impacts of COVID-19 on the business, operations, or financial condition of any third party with whom we have a contractual relationship could cause the third party to be unable to perform its contractual obligations with us, resulting in our loss of the benefits of a contract that could be material to our business.

The full extent to which the COVID-19 pandemic and its related variants, and the various responses to it might impact our business, operations and financial results will depend on numerous evolving factors that are not subject to accurate prediction and that are beyond our control. Due to the uncertain scope and duration of the COVID-19 pandemic and uncertain timing of any recovery or normalization, we are currently unable to estimate the resulting impacts on our operations and financial results. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our operations, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees and our shareholders.

The war in Ukraine and the uncertain nature, magnitude, and duration of the conflict and the potential effect of sanctions and other measures being imposed in response thereto have contributed to increased levels of economic and political uncertainty, which could have an adverse impact on macroeconomic factors that affect the financial markets, the global economy and our business and operations. Additionally, the ongoing conflict in Ukraine may disrupt the ability of third parties on which we rely on to perform in accordance with our expectations, including on manufacturing vendors or commercial research organizations to conduct clinical trials. Moreover, enrollment and retention of clinical trial participants may be adversely affected. We cannot be certain what the overall impact of this conflict will be on our ability to conduct and complete the clinical trials on schedule. However, interruptions of clinical trials could significantly delay our clinical development plans and potential authorization or approval of product candidates, which could increase our costs and jeopardize our ability to successfully commercialize its product candidates.

Changes in other economic conditions, including rising interest rates, ongoing pandemics, including the COVID-19 pandemic, lower consumer confidence, volatile equity capital markets and ongoing supply chain disruptions and the impacts of the war in Ukraine, may also affect our business.

We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our product candidates. In addition, if we obtain regulatory approval for our product candidates and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing and distribution activities.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances, government grants and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our inability to raise capital or enter into such agreements as, and when needed, could have a material adverse effect on our business, results of operations and financial condition.

Based on our operating plan, we believe we do not have sufficient cash on hand to support current operations for at least one year from the date of issuance of our unaudited condensed consolidated financial statements as of, and for six months ended June 30, 2023. We have concluded that this circumstance raises substantial doubt about our ability to continue as a going concern, and the report of our independent registered public accounting firm on our consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included an explanatory paragraph indicating that there was substantial doubt about our ability to continue as a going concern. See Notes 1 and 14 to our interim period unaudited condensed consolidated financial statements and annual consolidated financial statements appearing elsewhere in this Form 8-K.

For additional discussion on our liquidity and the Closing of the Merger with FLAG, see the section below and further disclosures in the section titled “Liquidity and Capital Resources” included herein.

The FLAG Merger and related transactions

On September 12, 2023, FLAG consummated a series of transactions that resulted in the merger of FLAG Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of FLAG (“Merger Sub”) and Calidi Biotherapeutics, Inc., a Nevada corporation pursuant to the Agreement and Plan of Merger, as amended, dated as of January 9, 2023. Pursuant to the terms of the Merger Agreement, the business combination was effected through the merger of Merger Sub with and into Calidi, with Calidi surviving such merger as a wholly-owned subsidiary of FLAG. Following the consummation of the business combination, FLAG was renamed “Calidi Biotherapeutics, Inc.”

As a result of the business combination, all outstanding stock of Calidi were cancelled in exchange for the right to receive newly issued shares of common stock of “New Calidi”, par value $0.0001 per share (“New Calidi Common Stock”), and all outstanding options to purchase Calidi stock were exchanged for options exercisable for newly issued shares of New Calidi Common Stock.

At the Closing, Calidi Security Holders own approximately 76% of the outstanding shares of New Calidi Common Stock.

The total consideration received by Calidi Security Holders at the Closing of the transactions by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $250,000,000, plus an adjustment of $23,756,000 pursuant to the net debt adjustment provisions of the Merger Agreement by reason of the Series B Financing (the “Merger Consideration”), with each Calidi stockholder receiving for each share of Calidi common stock held (after giving effect to the exchange or conversion of all outstanding SAFEs, contingently convertible notes and Calidi preferred stock for shares of Calidi common stock and treating all vested in-the-money Calidi convertible securities (including, on a net exercise basis, all outstanding Calidi warrants and vested qualified Calidi stock options but excluding all vested non-qualified stock options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Calidi stock options and any treasury stock) a number of shares of Common Stock equal to a conversion ratio of approximately 0.41. As a result, the Calidi security holders received an aggregate of 27,375,600 shares of New Calidi Common Stock as Merger Consideration.

As an additional consideration, each Calidi stockholder is entitled to earn, on a pro rata basis, up to 18,000,000 Escalation Shares. During the Escalation Period, Calidi Stockholders may be entitled to receive up to 18,000,000 Escalation Shares with incremental releases of 4,500,000 shares upon the achievement of each share price hurdle if the trading price of New Calidi Common Stock is $12.00, $14.00, $16.00 and $18.00, respectively, for a period of any 20 days within any 30-consecutive-day trading period. The Escalation Shares will be placed in escrow and will be outstanding from and after the Closing, subject to cancellation if the applicable price targets are not achieved. While in escrow, the shares will be non-voting.

See the section below titled “Liquidity and Capital Resources” included herein for additional disclosures.

Components of Operating Results

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research and development activities, including our product candidate discovery efforts, preclinical and clinical studies under our research programs, which include:

•	personnel and related expenses, including salaries, benefits and stock-based compensation expense for our research and development personnel;

•	costs of funding research performed by third parties that conduct research and development and preclinical and clinical activities on our behalf;

•	costs of manufacturing drug product and drug supply related to our current or future product candidates;

•	costs of conducting preclinical studies and clinical trials of our product candidates;

•	consulting and professional fees related to research and development activities, including equity-based compensation to non-employees;

•	costs of maintaining our laboratory, including purchasing laboratory supplies and non-capital equipment used in our preclinical studies;

•	costs related to compliance with clinical regulatory requirements;

•	facility costs and other allocated expenses, which include expenses for rent and maintenance of facilities, insurance, depreciation and other supplies; and

•	fees for maintaining licenses and other amounts due under our third-party licensing agreements.

Research and development costs are expensed as incurred. Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our preclinical and clinical studies or other services performed. Significant judgment and estimates are made in determining the accrued expense balances at the end of any reporting period.

We track external research and development costs on a program-by-program basis beginning, with respect to each program, upon our internal nomination of a candidate in that program for further preclinical and clinical development. External costs include fees paid to consultants, contractors and vendors, including contract manufacturing organizations (“CMOs”), and clinical research organizations (“CROs”), in connection with our preclinical, clinical and manufacturing activities and license milestone payments related to candidate development. For the year ended December 31, 2021, we did not allocate employee costs, costs associated with our discovery efforts, costs incurred for laboratory supplies, and facilities, including depreciation, or other indirect costs, to specific product development programs because these costs are deployed across multiple product development programs and, as such, are not separately classified. Accordingly, all such costs have been allocated to our primary internally developed program, SNV1, a program to which we devoted majority of our efforts for those periods presented. Beginning on January 1, 2022, we commenced allocating these costs to specific product development programs using estimated labor hours or estimated percentage of time spent by employees on the programs as the primary allocation driver. Costs allocated to programs may vary significantly for each reporting period depending on allocation estimates, internal resource requirements and efforts expended by our employees on those programs.

The successful development of our product candidates is highly uncertain. We cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete development of our current or future product candidates. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of our product candidates, if they are approved. This is due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

•	the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies and clinical trials and other research and development activities;

•	establishing an appropriate safety profile;

•	successful enrollment in and completion of clinical trials;

•	whether our product candidates show safety and efficacy in our clinical trials;

•	receipt of marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	continued acceptable safety profile of the products following any regulatory approval.

A change in the outcome of any of these variables with respect to the development of our current and future product candidates would significantly change the costs and timing associated with the development of those product candidates.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect research and development costs to increase significantly for the foreseeable future as we commence clinical trials and continue the development of our current and future product candidates. However, we do not believe that it is possible at this time to accurately project expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development programs and plans.

General and Administrative Expenses

General and administrative expenses include salaries and other compensation-related costs, including stock- based compensation, for personnel in executive, finance and accounting, business development, operations and administrative roles. Other significant costs include professional service and consulting fees including legal fees relating to intellectual property and corporate matters, accounting fees, recruiting costs and costs for consultants who we utilize to supplement our personnel, insurance costs, travel costs, facility and office-related costs not included in research and development expenses and depreciation and amortization.

We anticipate that our general and administrative expenses will increase in the future as our business expands to support expected growth in research and development activities, including our future clinical programs. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside service providers, among other expenses. We also anticipate increased expenses associated with being a public company, including costs for audit, legal, regulatory and tax-related services related to compliance with the rules and regulations of the Securities and Exchange Commission (“SEC”), and listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums, and investor relations costs. In addition, if we obtain regulatory approval for any of our product candidates and do not enter into a third-party commercialization collaboration, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

Other Income or Expenses, net

Other income or expenses, net, primarily includes the changes in fair value debt instruments for which we have elected the fair value option of accounting, specifically for contingently convertible notes payable and certain term notes payable. Contingently convertible notes payable, which include contingently convertible notes payable issued to related parties, including accrued interest and contingently issuable warrants, contain numerous embedded derivatives, including settlement of the contingent conversion features with variable number of shares of common stock, features which require bifurcation and separate accounting. Accordingly, we have elected to measure the entire contingently convertible debt instrument, including accrued interest, at fair value. In addition, certain term notes payable issued with warrants contain substantial discounts at issuance for which we have elected to measure the entire term note, including accrued interest, at fair value. These debt instruments were initially recorded at fair value as liabilities on our consolidated balance sheet and are subsequently re-measured at fair value at the end of each reporting period and at settlement, as applicable. Other income or expenses, net, also includes changes in fair value of SAFEs which are treated as liability instruments measured at fair value for accounting purposes, initially recorded at fair value and subsequently re-measured to fair value on our consolidated balance sheet at the end of each reporting period. The changes in the fair value of these debt and SAFE instruments are recorded in changes in fair value of debt and change in fair value of debt — related party, included as a component of other income or expenses, net, in the consolidated statements of operations. The change in fair value related to the accrued interest for the debt instrument components is also included within the single line of change in fair value of debt and change in fair value of debt — related party on the consolidated statements of operations. For a full discussion of the fair value option of accounting for these debt instruments, and the SAFE liability instruments accounted for at fair value, see Notes 2, 3, 7 and 8 to our unaudited condensed consolidated financial statements, and our audited consolidated financial statements, included elsewhere in this proxy statement/prospectus.

Interest expense primarily consists of amortization of discounts on convertible and term notes, including from related parties, and other interest expense incurred from financing leases and other obligations.

Other income also includes grant income generated from a grant awarded to us by the California Institute for Regenerative Medicine (“CIRM”) in December 2022. Proceeds from the CIRM grant are recognized over the period necessary to match the related research and development expenses when it is probable that we have complied with the CIRM conditions and will receive the proceeds pursuant to the milestones defined in the grant as reimbursement of those expenditures. Any CIRM grant proceeds received in advance of having incurred the related research and development expenses are recorded in accrued expenses and other current liabilities and recognized as other income on our consolidated statement of operations when the related research and developments expenses are incurred.

Income Taxes

Since inception, we have incurred net operating losses primarily for U.S. federal and state income tax purposes and have not reflected any benefit of such net operating loss carryforwards for any periods presented in this proxy statement/prospectus. The income tax provision in the periods presented is entirely attributable to amounts recorded from StemVac operations, our wholly-owned German subsidiary that provides research and development services to us under a cost-plus development agreement.

Results of Operations

Six Months Ended June 30, 2023 Compared to the Six Months Ended June 30, 2022

The following table summarizes our consolidated results of operations for the periods indicated.

	Six Months Ended June 30,		CHANGE Increase / (Decrease)
	2023	2022	$	%
	(in thousands, except percentages)
Revenue:
Service revenues	$—	$45	$(45)	(100.0)
Operating expenses:
Cost of revenues	—	14	(14)	n/a
Research and development	5,799	3,049	2,750	90.2

General and administrative	6,152	8,436	(2,284)	(27.1)

Total operating expenses	11,951	11,499	452	3.9

Loss from operations	(11,951)	(11,454)	(497)	4.3

Other expenses, net
Total other expenses, net	7,004	848	6,156	*

Loss before income taxes	(18,955)	(12,303)	6,653	*54
Income tax provision	8	13	(5)	(38.5)

Net loss	$(18,963)	$(12,316)	$6,647	54.0

*	Greater than 100%

Revenues and cost of revenues

For the six months ended June 30, 2022, we recognized the remaining $45,000 as service revenues for the completion of a certain contract described below, and corresponding cost of revenues of $14,000. We did not have any contracts to perform services during the six months ended June 30, 2023.

We do not expect to continue to generate such service revenues for the foreseeable future.

Research and development expenses

Research and development expenses for the six months ended June 30, 2023 increased to $5.8 million from $3.0 million during the same period in 2022, an increase of $2.8 million primarily due to approximately $1.2 million increase in personnel and related expenses, including stock-based compensation, $0.9 million due to increase in clinical trial activities and $0.6 million increase in facility costs and other allocated expenses. See table provided below for research and development expenses allocated by program.

The following table shows the amounts our total research and development expenses allocated to our primary research and development programs during the periods presented (in thousands):

		Six Months Ended June 30,

Program	Description	2023	2022
SNV1	SuperNova™ cell platform utilizing allogeneic adipose-derived stem cell line loaded with oncolytic vaccinia virus	$2,873	$1,967
NNV1 for newly diagnosed HGG(1)	NeuroNova™ allogeneic neural stem cell line with oncolytic adenovirus for newly diagnosed HGG	871	243
NNV2 for recurrent HGG(1)	NeuroNova™ allogeneic neural stem cell line with oncolytic adenovirus for recurring HGG	206	183
Other(2)	Other preclinical activities and programs	1,849	656

Total research and development expenses		$5,799	$3,049

(1)	The NNV1 and NNV2 programs were licensed in 2021.
(2)

Other activities include research and development of engineered oncolytic vaccinia virus constructs as well as allogeneic cell-based platforms with improved systemic anti-tumor immunity in the exploratory stages of development including CLD-202.

We expect to incur ongoing and significant amount of expenses for the continued development of our CLD-201, CLD-101 for newly diagnosed HGG and CLD-101 for recurrent HGG programs and other activities.

General and administrative expenses

General and administrative expenses decreased to $6.2 million for the six months ended June 30, 2023 from $8.4 million for the comparable period in the prior year, a decrease of $2.2 million primarily due the following: approximately $2.1 million decrease in legal costs and related legal settlements which were recorded during the six months ended June 30, 2022 while no such settlement charges were recognized for the six months ended June 2023.

Other expenses, net

Other expenses, net, increased by $6.2 million for the second quarter of 2023 compared to the second quarter of 2022, primarily attributable to the following items: a $4.5 million increase due to the inception date loss (sometimes referred to as a “day 1” loss) and change in fair value of convertible preferred stock issued related to the Series B financing; debt, including change in fair value of debt — related party, due to an increase the fair value of the debt and liability instruments we carry at fair value, an increase of $0.5 million in interest expense, and an increase of $2.7 million due to issuance cost of incentive shares related to the series B financing. These increases in other expenses were offset by an increase of $1.6 million in grant income from CIRM recognized during the first quarter of 2023. We did not have such grants during the first quarter of 2022.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have funded our operations primarily through private sales of common stock, convertible preferred stock, contingently convertible and convertible promissory notes, term debt, lines of credit, SAFEs and various loans. These investments have also been made by and included various related parties, including our largest investor and Chief Executive Officer and Chairman of the Board of Directors.

As of June 30, 2023, Calidi had a cash balance of $1.9 million, has approximately $7.7 million of indebtedness, and $34.5 million in SAFEs which were converted into shares of Calidi common stock then exchanged for New Calidi Common Stock at the Closing pursuant to their conversion provisions in connection with the FLAG Merger discussed below.

On June 16, 2023, we entered into a Securities Purchase Agreement (“SPA”) with a Jackson Investment Group LLC (“JIG”), an investor and Sponsor in the FLAG Business Combination, and Calidi Cure LLC (“Calidi Cure”) an entity that is solely managed and operated by Allan J. Camaisa, our Chief Executive Officer and Chairman of the Board, for an aggregate purchase of 1,000,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) at a stated price of $25.00 per share, for a total investment of $25.0 million. JIG has committed to purchasing $12.5 million (or 500,000 shares) of Series B Preferred Stock and Calidi Cure committing to purchase the remaining $12.5 million (or 500,000 shares) of Series B Preferred Stock, which may be acquired by multiple investors in Calidi Cure as a consortium. Upon signing of the SPA, JIG funded and purchased 199,999 shares of Series B Preferred stock for an initial investment of $5.0 million (“JIG Tranche 1”) and, conditioned on the closing of the Business Combination with FLAG no later than September 14, 2023, to purchase the remaining 300,001 shares of Series B Preferred Stock for $7.5 million (“JIG Tranche 2”). Calidi Cure has committed to purchasing 199,999 shares of Series B Preferred Stock for $5.0 million no later than September 1, 2023 (“Calidi Cure Tranche 1”) and conditioned on the closing of the Business Combination with FLAG and JIG’s purchase of shares pursuant to JIG Tranche 2, to purchase the remaining 300,001 shares of Series B Preferred Stock for $7.5 million (“Calidi Cure Tranche 2”). The Calidi Cure commitments are personally guaranteed by Mr. Camaisa.

On September 12, 2023, in connection with the Closing, JIG purchased the remaining 300,001 shares of Series B Preferred Stock for $7.4 million for JIG Tranche 2, net of fees and commissions, which, along with JIG Tranche1 that was funded in June 2023, all Series B Convertible Preferred Stock held by JIG was converted to Calidi common stock immediately prior to the Closing in accordance with the conversion provisions in the Series B Convertible Preferred Stock agreements. Furthermore, at the Closing, Calidi Cure purchased 500,000 shares of Series B Preferred Stock for $12.1 million, net of fees and commissions, comprising both Calidi Cure Tranche 1 and Calidi Cure Tranche 2 and all Series B Convertible Preferred Stock held by Calidi Cure was converted to Calidi common stock immediately prior to the Closing in accordance with the conversion provisions in the Series B Convertible Preferred Stock agreements.

Forward Purchase Agreement

On August 28, 2023, and August 29, 2023, FLAG and Calidi entered into a forward purchase agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreement”) with each of Meteora Strategic Capital, LLC (“MSC”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”), Great Point Capital LLC (“Great Point”), Funicular Funds, LP (“Funicular Funds”) and Marybeth Wootton (“Wootton”) (with each of MSC, MCP, MSTO, Great Point, Funicular, and Wootton, individually a “Seller”, and together, the “Sellers”) for an OTC Equity Prepaid Forward Transaction. For purposes of the Forward Purchase Agreement, FLAG is referred to as the “Counterparty” prior to the consummation of the business combination), while Calidi is referred to as the “Counterparty” after the consummation of the business combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreements, each Sellers intends to purchase up to a number of shares of Class A Common Stock, par value $0.0001 per share, of FLAG (“FLAG Class A Common Stock”) in the aggregate amount equal to up to 1,000,000, concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement, less, the number of FLAG Class A Common Stock purchased by each Seller separately from third parties through a broker in the open market (“Recycled Shares”).

The Forward Purchase Agreements provide that Sellers will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of FLAG’s Amended and Restated Certificate of Incorporation, as amended (the “Initial Price”) less (iii) an amount in USD equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price paid by Seller to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Prepayment Shortfall”).

The Counterparty will pay to Seller the Prepayment Amount required under the respective Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”) no later than the earlier of (a) one business day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination, except that to the extent the Prepayment Amount payable to a Seller is to be paid from the purchase of Additional Shares by such Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount will be netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

Following the Closing, the reset price (the “Reset Price”) will initially be $10.00; provided, however, that the Reset Price may be reduced immediately to any lower price at which the Counterparty sells, issues or grants any FLAG Class A Common Stock or securities convertible or exchangeable into FLAG Class A Common Stock (excluding any secondary transfers) (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date.

From time to time and on any date following the Trade Date (any such date, an “OET Date”), Seller may, in its discretion, terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Share sales, Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), any Share Consideration sales or any other Shares, whether or not sold, which shares will not be included in any OET Notice when calculating the number of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date, except that no such amount will be due to Counterparty upon any Shortfall Sale. The payment date may be changed within a quarter at the mutual agreement of the parties.

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. The Counterparty covenants and agrees for a period of at least sixty (60) Local Business Days (commencing on the Prepayment Date or if an earlier Registration Request is submitted by Seller on the Registration

Statement Effective Date) not to issue, sell or offer or agree to sell any Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, until the Shortfall Sales equal the Prepayment Shortfall.

Unless and until the proceeds from Shortfall Sales equal 100% of the Prepayment Shortfall, in the event that the product of (x) the difference between (i) the number of Shares as specified in the Pricing Date Notice(s), less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales as of such measurement time (the “Shortfall Variance”), then the Counterparty, as liquidated damages in respect of such Shortfall Variance, at its option shall within five (5) Local Business Days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional Shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”).

The valuation date will be the earliest to occur of (a) 36 months after of the Closing Date, (b) the date specified by a Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective) (the “Valuation Date”).

On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, a Seller shall pay the Counterparty a cash amount equal to either: (1) in the event that the Valuation Date is determined by clause (c) of the Valuation Date definition, a cash amount equal to (A) the Number of Shares as of the Valuation Date, multiplied by (2) the closing price of the Shares on the Exchange Business Day immediately preceding the Valuation Date, or (2) (A) the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (3) if the Settlement Amount Adjustment is less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment is equal to (1) the Maximum Number of Shares as of the Valuation Date multiplied by (2) $2.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount. If the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty will pay the Seller in FLAG Class A Common Stock or, at the Counterparty’s election, in cash.

Seller has agreed to waive any redemption rights under FLAG’s Amended and Restated Certificate of Incorporation, as amended, with respect to any FLAG Class A Common Stock purchased through the FPA Funding Amount PIPE Subscription Agreement and any Recycled Shares in connection with the Business Combination, that would require redemption by FLAG of the Class A Common Stock. Such waiver may reduce the number of FLAG Class A Common Stock redeemed in connection with the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination under the Securities Exchange Act of 1934, as amended.

During the 36-month term of the Forward Purchase Agreement, if the Sellers liquidate the 1,000,000 shares in the market above $10.00 per share, then Calidi will be entitled to receive up to $10.0 million in cash from the Sellers pursuant to the Forward Purchase Agreement. If the Sellers liquidate the shares below $10.00 per share, then Calidi will be entitled to the price sold less $2.00 per share, from the Sellers. No proceeds will be available to Calidi if the Forward Purchase Agreement shares are sold below $2.00 per share. The Forward Purchase Agreement may be terminated earlier by the Sellers if certain default events occur, including the stock price trading below defined thresholds for a defined period. In no event will Calidi be obligated to pay cash to the Sellers during the term of the Forward Purchase Agreement or at its expiration. There can be no assurance that any proceeds from the Sellers will be made to Calidi under the Forward Purchase Agreement.

New Money PIPE Subscription Agreement

On August 30, 2023, FLAG entered into a subscription agreement (the “New Money PIPE Subscription Agreement” and together with the FPA Funding Amount PIPE Subscription Agreements, the “PIPE Subscription Agreements”) with Wootton (the “New Money PIPE Investor”).

Pursuant to the New Money PIPE Subscription Agreement, the New Money PIPE Subscriber subscribed and purchased an aggregate of 132,817 shares of FLAG Class A Common Stock for aggregate gross proceeds of approximately $240,000 to Calidi at the Closing.

The New Money Pipe Investor had also participated in the Calidi Cure Series B Financing discussed above, which was completed at the Closing with aggregate proceeds of $360,000 to Calidi.

Non-Redemption Agreement

On August 28, 2023 and August 30, 2023, FLAG entered into non-redemption agreements (the “Non-Redemption Agreements”) with Sellers, pursuant to which Sellers agreed to reverse the redemption of 335,238 shares of FLAG Class A Common Stock.

At the Closing, Calidi received net cash proceeds from the Trust of approximately $1,760,000 in connection with the Non-Redemption Agreements. In consideration of the Seller’s role in structuring the various transactions described herein, including in connection with potential similar transactions with other investors, the Seller was entitled to 200,000 incentive shares of FLAG Class A Common Stock upon consummation of the Business Combination.

All of the Sellers in the Non-Redemption Agreements had also participated in the Calidi Cure Series B Financing discussed above, which was completed at the Closing with aggregate gross proceeds of $2,640,000 to Calidi.

Non-Redeeming Shareholders and Trust fund proceeds

Upon the consummation of the Business Combination, 2,687,351 FLAG public shares were redeemed for aggregate redemption payments of approximately $28.2 million from the Trust. The remaining approximate $15.0 million funds in the Trust were distributed as follows i) $12.5 million to the Seller investors pursuant to the Forward Purchase Agreements and Non-Redemption Agreements discussed above, ii) $1.8 million to Calidi in connection with the Non-Redemption Agreements discussed above, and iii) $0.7 million in cash to Calidi available in the Trust from non-redeeming shareholders.

Equity Line of Credit

On September 12, 2023, FLAG and Calidi intend to execute a Common Stock Purchase Agreement (also referred to as the equity line of credit or “ELOC”) with a Common Stock Investor shortly after the Closing, pursuant to which Calidi has the right to sell to the Common Stock Investor up to $50,000,000 in shares of Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, including a registration statement to be filed with the Securities and Exchange Commission before the ELOC can be activated for use, if necessary. There can be no assurance that any funds from the ELOC will be available to Calidi in the future. New Calidi is committed to issuing Class A shares of common stock to the Common Stock Investor in an aggregate amount equal to $1,375,000, representing the Commitment Shares pursuant to the ELOC for the total commitment of up to $50 million by the Common Stock Investor.

Partial settlement, repayment, or deferral of certain term notes payable of Calidi

On September 12, 2023, in connection with the Closing of the FLAG Merger, Calidi entered into certain amendments with respect to the 2020 Term Notes Payable, the 2021 Term Note, the 2022 Term Notes Payable and the 2023 Term Notes Payable, which included certain related parties, as discussed below.

The 2020 Term Note in principal amount of $450,000, a related party, plus accrued interest was deferred to November 1, 2023 and the remaining $50,000 plus accrued interest was paid at or shortly after the Closing.

The 2021 Term Note in principal amount of $500,000 plus accrued interest was deferred to January 1, 2025, and Calidi agreed to accrue an interest rate of 24% per annum payable with principal at maturity.

Holders of the 2022 Term Notes and the 2023 Term Notes, which also included certain related parties, with an aggregate of $4.8 million in principal plus accrued interest agreed to the following: i) approximately $2.0 million of principal was settled with shares of FLAG common stock valued at approximately $5.25 per share issued to these holders at the Closing, ii) approximately $1.55 million of principal plus accrued interest agreed to defer repayment of their debt varying from two to six months post-closing of the FLAG Merger to January 1, 2025, iii) $0.6 million of principal plus accrued interest were paid at or shortly after the Closing, iv) $0.6 million of principal plus accrued interest remained substantially unchanged because of the scheduled maturity in May 2024. For the holder that extended to January 1, 2025, a related party, Calidi agreed to accrue an interest rate of 24% per annum payable with principal at maturity, and FLAG offered certain incentives including 500,000 warrants to purchase FLAG common stock with an exercise price of $11.50 per share with the warrants valued at approximately $1.50 per warrant at the time of the amendment.

Settlement, deferral or payment of deferred compensation of certain executives and a director

On August 31, 2023, Mr. Camaisa and Mr. Leftwich entered into certain amendments with respect to their deferred compensation arrangements in connection with the FLAG Merger. Mr. Camaisa agreed to settle approximately $0.7 million of deferred compensation with 469,719 FLAG warrants issuable at the Closing, and Mr. Leftwich agreed to defer approximately $0.5 million of deferred compensation, combined with the deferral of certain term notes discussed above, to January 1, 2025, which will include accrued interest at 24% per annum payable at maturity. Approximately $1.8 million in deferred compensation will be paid at or shortly after the Closing in accordance with the executives’ employment contracts.

Cash Flows

The following table summarizes Calidi’s cash flows for the periods indicated:

	Six Months Ended June 30
	(Dollars in thousands)
	2023	2022	Change
Cash provided by/(used in)
Operating activities	$(8,280)	$(5,063)	$(3,217)
Investing activities	(380)	(200)	(180)
Financing activities	10,366	3,512	6,854

Effect of exchange rate changes on cash	(10)	(16)	6

Net change in cash and restricted cash	$1,695	$(1,767)	$3,463

Operating Activities

Cash used in operating activities

Net loss for the six months ended June 30, 2023 was $19.0 million and net cash used in operating activities amounted to $8.3 million. Our cash used in operating activities during the six months ended June 30, 2023, does not include the following significant noncash items: approximately $2.5 million in stock-based compensation; $5.4 million in change in fair value of debt, including change in fair value of debt-related party; $2.7 million financing costs related to the Series B financing; and $0.8 million of depreciation and amortization expenses. Changes in working capital amounted to an approximate $0.9 million as a use of cash.

Net loss for the six months ended June 30, 2022 was $12.3 million and net cash used in operating activities amounted to $5.1 million. Our cash used in operating activities during the six months ended June 30, 2022, does not include the following significant noncash items: approximately $2.4 million in stock-based compensation; $1.6 million legal settlement expense issued in shares of common stock; $0.8 million in change in fair value of debt, including change in fair value of debt-related party; and $0.1 million of depreciation and amortization expenses. Changes in working capital amounted to an approximate $2.3 million as an additional source of cash.

Cash used in investing activities

During the six months ended June 30, 2023 and 2022, net cash used in investing activities was $0.4 million and $0.2 million, respectively, primarily for the purchase of machinery and equipment.

Cash provided by financing activities

During the six months ended June 30, 2023, cash provided by financing activities was $10.4 million, primarily attributable to $5.2 million from proceeds of issuance of preferred stock related to Series B financing, which is entirely from related parties; $3.3 million of cash proceeds from the issuance of term notes payable, including from related parties, $2.8 million of cash proceeds from the issuance of SAFE instruments, and $0.2 million from stock option exercises; offset by repayments of loans payable and deferred financing costs of $1 million.

During the six months ended June 30, 2022, cash provided by financing activities was $3.5 million, primarily attributable to $4.6 million of cash proceeds from the issuance of SAFE instruments and $0.1 million from stock option exercises; offset by repayments of loans payable and deferred financing costs of $1.1 million.

Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue our research and development, initiate clinical trials, and seek marketing approval for our current and any of our future product candidates. In addition, if we obtain marketing approval for any of our current or our future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution, which costs we may seek to offset through entry into collaboration agreements with third parties. Furthermore, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

Based on our current operating plan, available cash and additional access to capital discussed above under the “Liquidity and Capital Resources” section, we believe we do not have sufficient cash on hand to support current operations for at least one year from the date of issuance of the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2023, which was September 18, 2023, appearing elsewhere in this Form 8-K. To finance our operations, we will need to raise substantial additional capital, which cannot be assured. We have concluded that this circumstance raises substantial doubt about our ability to continue as a going concern for at least one year from the date that our aforementioned audited consolidated financial statements were issued. See Notes 1 and 14 to our unaudited condensed consolidated financial statements appearing elsewhere in this Form 8-K for additional information on our assessment.

We believe that our existing cash, together with the anticipated net proceeds from this proxy statement/ prospectus, will enable us to fund our operating expenses and capital expenditure requirements into the first half of 2025, depending on redemptions in the Trust, receipt of the committed funds in the recent convertible preferred stock round discussed above, our ability to secure expected PIPE investments prior to the closing of the Business Combination, and access to additional working capital, if any, through subsequent financings. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our future capital requirements will depend on a number of factors, including:

•	the costs of conducting preclinical studies and clinical trials;

•	the costs of manufacturing;

•	the scope, progress, results and costs of discovery, preclinical and clinical development, laboratory testing, and clinical trials for product candidates we may develop, if any;

•	the costs, timing, and outcome of regulatory review of our product candidates;

•	our ability to establish and maintain collaborations on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under any license or collaboration agreements we might have at such time;

•

the costs and timing of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

•	the amount of revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

•	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining and enforcing our intellectual property rights, and defending intellectual property-related claims;

•	our headcount growth and associated costs as we expand our business operations and research and development activities; and

•	the continuing impacts of the ongoing COVID-19 pandemic and the conflict in Ukraine; and

•	the costs of operating as a public company.

Although the deployment of the recently developed vaccines may quell the impact of COVID-19, the pandemic could continue to depress national and international economies and disrupt capital markets, supply chains, and aspects of our operations for a period of time, all of which may render it more difficult for us to secure additional financing when needed. The extent to which the ongoing COVID-19 pandemic will ultimately impact our business, results of operations, financial condition, or cash flows is highly uncertain and difficult to predict because it will depend on many factors that are outside of our control, such as the duration, scope and severity of the pandemic, steps required or mandated by governments to mitigate the impact of the pandemic, and whether COVID-19 can be effectively prevented and contained by the new vaccines, and whether effective treatments may be developed. We do not yet know the extent to which COVID-19 will negatively impact our financial results or liquidity.

The net proceeds of this offering, together with our existing cash, will not be sufficient to complete development of CLD-101 and CLD-201. Accordingly, we will be required to obtain further funding to achieve our business objectives.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect your rights as a common stockholder. Additional debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. If we raise funds through potential collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Critical Accounting Policies and Significant Judgments and Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the consolidated balance sheets and the reported amounts expenses during the reporting periods. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances at the time such estimates are made. Actual results may differ materially from our estimates and judgments under different assumptions or conditions. We periodically review our estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates are reflected in our consolidated financial statements prospectively from the date of the change in estimate.

We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus, we believe the following are the critical accounting policies used in the preparation of our consolidated financial statements that require significant estimates and judgments.

Stock-Based Compensation

We measure stock options and other stock-based awards granted to employees and directors based on the fair value of the award on the date of the grant and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. We recognize forfeitures as they occur. The reversal of compensation cost previously recognized for an award that is forfeited because of a failure to satisfy a service or performance condition is recognized in the period of the forfeiture. Generally, we issue stock options with only service-based vesting conditions and record the expense for these awards using the straight-line method over the requisite service period.

We adopted Accounting Standard Update No. 2018-07, Compensation — Stock Compensation (ASU 2018-07) on January 1, 2019, under which we recognize stock compensation expense for awards granted to non-employee consultants based on the grant date fair value of the award, consistent with our practice for employee awards.

We classify equity-based compensation expense in our consolidated statements of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified. In future periods, we expect equity-based compensation expense to increase, due in part to our existing unrecognized stock-based compensation expense and as we grant additional stock-based awards to continue to attract and retain employees.

Determination of the Fair Value of Equity-Based Awards

We estimate the fair value of stock option awards granted using the Black-Scholes option pricing model, which uses as inputs the fair value of our common stock and subjective assumptions we make, including expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends. Due to the lack of a public market for the trading of our common stock and a lack of company-specific historical and implied volatility data, we base the estimate of expected stock price volatility on the historical volatility of a representative group of publicly traded companies for which historical information is available. The historical volatility is generally calculated for a period of time commensurate with the expected term assumption. We use the simplified method to calculate the expected term for options granted to employees and directors. We utilize this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a U.S. treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero, as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

As there has been no public market for our common stock, the estimated fair value of our common stock has been approved by our board of directors, with input from management, as of the date of each award grant, considering our most recently available independent third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors deemed relevant that may have changed from the date of the most recent valuation through the date of the grant.

We obtained third-party independent valuations of our common stock in December 2018, December 2019, November 2020, September 2021, January 2022, and our most recent valuation with a valuation date as of December 31, 2022, a draft of which we received on January 17, 2023, (the “January 2023 Valuation”) which valuations were considered by our board of directors in determining the fair value of our common stock. The January 2023 Valuation took into consideration the proposed terms of this Business Combination, and we received the final version of the January 2023 valuation report on January 26, 2023. The Escalation Shares were considered for this January 2023 Valuation but did not have a significant impact on the concluded per share value discussed below due to the inherent uncertainties of this transaction including the uncertainty of achieving the price point targets in the future. These valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation. In the valuations, the value of our common stock was estimated using either an Option Pricing Method (“OPM”), or a hybrid method of the Probability-Weighted Expected Return Method (“PWERM”) and the OPM, both of which use market approaches to estimate our equity value. As applicable, the Current Value Method (“CVM”) is also used based on the enterprise value which allocates that value to the various series of preferred stock based on their liquidation preferences or conversion values, whichever would be greater in an optimal manner to extract the greatest benefit to such preferred shareholder. The OPM treats common securities and preferred securities as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution exceed the value of the preferred security liquidation preference at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method estimates the probability-weighted value across multiple scenarios but uses the OPM to estimate the allocation of value within at least one of the scenarios. In addition to the OPM, the hybrid method considers an initial public offering (“IPO”) scenario, or in the case of the January 2023 Valuation the Business Combination, in which the shares of convertible preferred stock are assumed to convert to common stock. The future value of the common stock in the IPO (or business combination) scenario is discounted back to the valuation date using an appropriate risk-adjusted discount rate. In the hybrid method, the present value indicated for each scenario is probability weighted to arrive at an indication of value for the common stock. The values of our common stock determined by these independent third-party valuations were $0.57 per share in December 2018, $0.63 per share in December 2019, $0.71 per share in November 2020, $1.67 per share in September 2021, $3.86 per share in January 2022, $2.96 per share in the January 2023 Valuation. The January 2023 Valuation used a three-scenario analysis. The first scenario assumed that we would remain a private company and raise up to $50 million in Series B Preferred Stock or similar financing round. A “backsolve” OPM model was then used assuming an enterprise value of $250 million based on the current terms of the Business Combination with an allocation of such value for each security in our capital structure with the assumed preferred stock capital raise in order to arrive at the value of our common stock. A 40% discount for lack of marketability was then applied to arrive at a value of $1.27 per share in this scenario. The second scenario assumed the consummation of this business combination with an enterprise value of $250 million, subject to the terms and conditions set forth in this Business Combination. Our capital structure as assumed based on our capital structure on December 31, 2022, and the conversion ratio set forth in this Business Combination which in turn assumed that all of our preferred stock, convertible notes, and SAFE investments converted into common stock according to their terms, and our common stock purchase warrants and vested stock options were included in the conversion ratio. The value of our common stock was then derived using a “current value method” which estimates our total equity value on a controlling basis assuming an immediate sale and subtracts the value of our preferred stock based on our preferred stock’s liquidation preferences or conversion values with the residual value allocated to our common stock. This value was then discounted back to a present value using an assumed closing date for this proposed business combination of June 30, 2023, using a discount factor of 90% and then further discounted by 10% for lack of marketability due to lock up agreements and other restrictions on transferability. This scenario arrived at a value of $3.15 per share. The third scenario assumed that we would achieve a liquidity event in two years through an IPO with a current enterprise value of $250 million subject to the terms and conditions set forth in this Business Combination and an assumed future value three- to four- times the current value. Equity value was then allocated using the CVM to determine the future value of our common stock, then discounted using a discount factor of 59% and then further discounted by 25% for lack of marketability. This scenario arrived at a value of $5.04 per share.

The three valuation scenarios were allocated a weighted average of 20% to scenario one, 70% to scenario two, and 10% to scenario three, which resulted in a fair market valuation of $2.96 per share for our common stock as of the January 2023 valuation.

In the consummation of the Business Combination discussed above, each share of Calidi Common Stock was exchanged for approximately 0.41 shares of FLAG Common Stock at an assumed price of $10.00 per share for an implied value of $4.10 per share for each share of Calidi Common Stock on a non-fully diluted per share basis. These implied values are based on the key assumption that the value of one share of FLAG Common Stock is worth $10.00 at the closing of the Business Combination. After the Business Combination, the determination of fair value of Calidi Common Stock will be determined using, among other assumptions, the closing price of our stock as quoted on the NYSE American.

Based on the above implied value of our common stock discussed above, for options previously granted with an exercise price of $3.86 per share which was principally based on our enterprise value of the former proposed merger, which was terminated in August 2022, our board of directors determined that a repricing of those options to the current January 2023 Valuation was appropriate considering current market conditions and significant decline in the value of our company from the prior year. Accordingly, on January 18, 2023, we completed a repricing of all stock options that had an exercise price of $3.86 per share (shown in the table below) to the current fair value of $2.96 per share. All vesting conditions remained unchanged.

Prior to being a publicly traded company as of the Closing, the additional objective and subjective factors considered by our board of directors in determining the fair value of our common stock included the following, and if the grant date as of which fair value was being determined was a date later than the date of the most recent independent third-party valuation of our common stock, our board of directors considered changes in such factors from the date of the most recent such valuation through the grant date:

•

the prices of our preferred stock sold to outside investors in arm’s length transactions, if any, and the rights, preferences and privileges of our preferred stock as compared to those of our common stock, including the liquidation preferences of our preferred stock;

•	the progress of our research and development efforts, including the status of preclinical studies and planned clinical trials for our product candidates;

•	the lack of liquidity of our equity as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

•	the likelihood of achieving a liquidity event, such as an IPO or consummation of the Business Combination in light of relevant closing conditions and prevailing market conditions; and

•	the analysis of IPOs, business combinations with other special purpose acquisition companies and the market performance of such companies in the biopharmaceutical industry.

The assumptions underlying our board of directors’ valuations represented our board’s best estimates, and in the case of the January 2023 Valuation, an assessment of the probability of the parties satisfying the closing conditions of this Business Combination, which involved inherent uncertainties and the application of our board’s judgment. As a result, if factors or expected outcomes had changed or our board of directors had used significantly different assumptions or estimates, our equity-based compensation expense could have been materially different. Following the completion of this offering, our board of directors will determine the fair value of our common stock based on the quoted market prices of our common stock.

Determination of Fair Value of Certain Debt and Liability Instruments, and the Fair Value Option of Accounting

When financial instruments contain various embedded derivatives which require bifurcation and separate accounting of those derivatives apart from the host instruments, if eligible, GAAP allows issuers to elect the fair value option (“FVO”) of accounting for those instruments. The FVO allows the issuer to account for the entire financial instrument, including accrued interest, at fair value with subsequent remeasurements of that fair value recorded through the statements of operations. We have elected the fair value option of accounting for contingently convertible notes payable, including contingently issuable warrants and accrued interest, and certain term notes payable, including accrued interest, as further described below and as discussed in our Note 6 to the consolidated financial statements included elsewhere in this proxy statement/prospectus. We have also issued SAFE instruments that are accounted for liabilities at fair value, which are remeasured at fair value at each reporting period, as further described below and as discussed in our Note 9 to the consolidated financial statements included elsewhere in this proxy statement/prospectus.

Contingently convertible notes payable, which include contingently convertible notes payable issued to related parties, contingently issuable warrants, and accrued interest, (collectively “CCNPs”), contain a number of embedded derivatives, such as settlement of the contingent conversion features with variable number of shares of common stock, features which require bifurcation and separate accounting under GAAP, unless we qualify for and elect the FVO for the entire CCNP instrument. We qualified for and elected to measure the entire CCNP instrument at fair value. In addition, certain term notes payable, including term notes payable issued to related parties, issued with warrants, contained substantial discounts at issuance which resulted in certain embedded derivatives to be bifurcated and accounted for separately for those term notes, unless we qualify for and elect the FVO. Accordingly, we qualified for and elected the FVO for the entire term notes payable instrument, including accrued interest. Both the CCNPs and the terms notes payable (collectively referred to as the “FVO debt instruments”) were initially recorded at fair value as liabilities on our consolidated balance sheet and were subsequently re-measured at fair value at the end of each reporting period presented. The changes in the fair value of the FVO debt instruments are recorded in changes in fair value of debt and change in fair value of debt- related party, included as a component of other expenses, net, in the consolidated statements of operations. The change in fair value related to the accrued interest components is also included within the single line of change in fair value of debt and change in fair value of debt-related party on the consolidated statements of operations.

The estimated fair value of the CCNPs is determined based on the probability-weighted average of the outcomes of two possible scenarios, (i) the next qualified financing event, as defined, occurring prior to the maturity of the CCNPs and, the CCNPs, including accrued interest, mandatorily converting to the type and form of shares of stock issued in that qualified financing, including the underlying contingent warrants being issued at that time (“Scenario 1”), or, (ii) a qualified financing not occurring and the CCNPs, including accrued interest, maturing without conversion (“Scenario 2”). The value of the probability-weighted average of those outcomes is then discounted back to each reporting period, in each case, under Scenario 1, based on the risk-free rate consistent with risk-neutral similar derivative equity instruments and, under Scenario 2, based on a risk-adjusted discount rate estimated based on the implied interest rate using the changes in observed interest rates of similar corporate rate debt that we believe is appropriate for those probability-adjusted cash flows under Scenario 2. The value of the contingent warrants, applicable only to Scenario 1, are measured at fair value using the Black- Scholes option pricing model used to value preferred stock warrants using an underlying asset value and the discounted exercise price of the warrants, as defined, and the indicated volatility of convertible preferred stock consistent in our third-party equity award valuations discussed above.

The estimated fair value of the term notes payable is computed similarly based on its contractual cash flows and discounted back to each reporting period using risk-adjusted discount rates similar to Scenario 2 discussed above. The warrants to purchase common stock, which are freestanding equity classified instruments, issued with the term debt, are measured at fair value at issuance using the Black-Scholes option pricing model similar to the valuation of equity-based awards discussed above.

The estimated fair value of the SAFE instruments are determined based on the aggregated, probability- weighted average of the outcomes of certain possible scenarios, including (i) a next qualified financing event, as defined, thereby mandatorily converting the SAFE to the type and form of shares of stock issued in that qualified financing at a specified discount to the price issued (referred to as “SAFE Scenario 1”), (ii) a SPAC event, as defined, thereby mandatorily converting the SAFE to common stock at a specified discount to the price issued (referred to as “SAFE Scenario 2”), or (iii) a liquidity event defined as a Change in Control or initial public offering, in which case the investors will automatically be entitled to a portion of proceeds received under such event at a specified discount to the price issued (referred to as “SAFE Scenario 3”). The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the SAFE instruments are outstanding, in each case, based on a risk-adjusted discount rate estimated based on the implied interest rate using the changes in observed interest rates of corporate rate debt that we believe is appropriate for those probability-adjusted cash flows.

The estimates for the SAFEs and the FVO debt instruments discussed above are based, in part, on subjective assumptions. Changes to these assumptions could have had a significant impact on the fair value, and the change in fair value, of debt.

At the Closing of the Merger, the SAFEs and the FVO debt instruments were converted into Calidi common stock immediately prior the Closing and are no longer outstanding as of the Closing date.

We entered into a Series B convertible preferred stock agreement with various investors as described above. For amounts funded prior to the Closing, primarily the June 2023 JIG Tranche 1 funding, we recorded Series B convertible preferred stock as a liability stated at fair value based on Level 3 inputs. The estimated fair value of the Series B convertible preferred stock at initial funding in June and for the mark to market adjustment at June 30, 2023, was determined utilizing the probability-weighted expected return method (“PWERM”) based on the aggregated, probability-weighted average of the outcome of certain possible scenarios, including (i) SPAC event is completed, as defined, thereby mandatorily converting the Series B convertible preferred stock to common stock at a specified discount to the price issued (referred to as “SPAC Scenario”), or (ii) SPAC event is not completed, as defined (referred to as “Non-SPAC Scenario”). The combined value of the probability-weighted average of those outcomes was then discounted back to each reporting period in which the Series B convertible preferred stock instruments are outstanding, in each case, based on a weighted-average discount rate.

The estimates for the Series B convertible preferred stock liability instruments discussed above are based, in part, on subjective assumptions. Changes to these assumptions could have had a significant impact on the fair value, and the change in fair value, of the liability.

At the Closing of the Merger, the Series B Preferred Stock financing was completed and all the Series B Preferred Stock was converted into Calidi common stock immediately prior the Closing and is no longer outstanding as of the Closing date.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

We enter into agreements in the normal course of business with vendors for preclinical and clinical studies, preclinical and clinical supply and manufacturing services, professional consultants for expert advice, and other vendors for other services for operating purposes. These contracts do not contain any minimum purchase commitments and are cancelable at any time by us, generally upon 30 days prior written notice, and therefore we believe that our non-cancelable obligations under these agreements are not material.

In addition, we have entered into license and royalty agreements for intellectual property with certain parties. Such arrangements require ongoing payments, including payments upon achieving certain development, regulatory and commercial milestones, receipt of sublicense income, as well as royalties on commercial sales. Payments under these arrangements are expensed as incurred and are recorded as research and development expenses. We paid amounts under such agreements at the time of execution and pay annual fees. We have not paid any royalties under these agreements to date. We have not included the annual license fee payments contractual obligations because the license agreements are cancelable by us and therefore, we believe that our non-cancelable obligations under these agreements are not material. We have not included potential royalties or milestone obligations because they are contingent upon the occurrence of future events and the timing and likelihood of such potential obligations are not known with certainty. For further information regarding these agreements and amounts that could become payable in the future under these agreements, please see the section of this proxy statement/prospectus titled “Business — License Agreements.”

Quantitative and Qualitative Disclosures about Market Risk

We are not currently exposed to significant market risk related to changes in interest rates because we do not have any cash equivalents or interest-bearing investments at this time. Our debt typically contains a fixed interest rate or is issued to certain lenders, including related party lenders, with other equity instruments, such as warrants, in lieu of a stated cash interest rate. However, for debt that we have issued that is variable and fluctuates with changes in interest rates, an immediate one percentage point change in market interest rates would not have a material impact on our financial position or results of operations.

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have employees and are contracted with and may continue to contract with foreign vendors that are located in Europe, particularly in Germany, where we operate through our wholly-owned subsidiary, StemVac GmbH. In October 2022, we also formed Calidi Biotherapeutics Australia Pty Ltd, a wholly-owned subsidiary in Australia, for purposes of operating in that country for a portion of our planned clinical trial activities for our SNV1 program. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the six months ended June 30, 2023 and 2022, and during the years ended December 31, 2022 and 2021.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” (“EGC”), under the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of the delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities.

As an EGC, we may also take advantage of certain exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC:

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we are presenting only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this proxy statement/prospectus;

•	we will avail ourselves of the exemption from providing an auditor’s attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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we will avail ourselves of the exemption from complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”), regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis;

•	we are providing reduced disclosure about our executive compensation arrangements; and

•	we will not require nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments.

Assuming the Business Combination is consummated, we will remain an EGC until the earliest of (i) December 31, 2028, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous rolling three-year period, or (iv) the date on which we are deemed to be a large accelerated filer under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

If we are a smaller reporting company at the time we cease to be an EGC, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to EGCs, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Recent Accounting Pronouncements

Other than as disclosed in Note 2 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus, we do not expect that any recently issued accounting standards will have a material impact on our financial statements or will otherwise apply to our operations.